Registration No. 333-85488

Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Pricing Supplement No. 176	Trade Date: 1/24/2005
(To Prospectus dated July 22, 2002 as supplemented by Prospectus Supplement dated January 10, 2003) The date of this Pricing Supplement is January 24, 2005	Issue Date: 1/27/2005

CUSIP or Common Code:	41013NJZ2	41013NKA5	41013NKB3	41013NKC1	41013NKD9	41013NKF4
Price to Public:	100.000%	100.000%	100.000%	100.000%	100.000%	100.000%
Principal Amount:	$1,268,000.00	$326,000.00	$166,000.00	$184,000.00	$411,000.00	$1,827,000.00
Proceeds to Issuer:	$1,260,075.00	$323,392.00	$164,132.50	$181,424.00	$405,246.00	$1,781,325.00
Discounts and Commissions:	0.625%	0.800%	1.125%	1.400%	1.400%	2.500%
Reallowance:	0.150%	0.150%	0.175%	0.200%	0.200%	0.350%
Dealer:	99.550%	99.375%	99.100%	98.900%	98.900%	97.900%
Maturity Date:	1/15/2008	1/15/2009	1/15/2011	1/15/2013	1/15/2013	1/15/2030
Stated Annual Interest Rate:	3.400%	3.600%	4.000%	4.200%	Step: 3.350% through 7/14/2007, and 6.000% thereafter (unless called)	5.250%
Interest Payment Frequency:	Quarterly	Quarterly	Semi	Semi	Monthly	Semi
First Payment Date:	4/15/2005	4/15/2005	7/15/2005	7/15/2005	2/15/2005	7/15/2005
Additional Amounts:	N/A	N/A	N/A	N/A	N/A	N/A
Survivor’s Option:	Yes	Yes	Yes	Yes	Yes	Yes
Callable by Issuer:	No	No	No	No	Yes	Yes
If Callable by Issuer, dates and terms of redemption (including the redemption price)	N/A	N/A	N/A	N/A	7/15/2007 Callable one time only at 100% on call date above with 30 days notice.	1/15/2010 Callable one time only at 100% on call date above with 30 days notice.
Original Issue Discount[1]:	N/A	N/A	N/A	N/A	N/A	N/A
Other Material Terms (if any):	N/A	N/A	N/A	N/A	N/A	N/A

Effective April 7, 2003 the name of Solomon Smith Barney Inc., an agent of the program, was changed to Citigroup Global Markets Inc.

[1]	For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see “Tax Consequences to U.S. Holders — Original Issue Discount Notes” in the Prospectus.